Exhibit 99.1
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Yunsun Wee	Helyn Corcos
Symantec Corporation	Symantec Corporation
310-449-7009	408-517-8324
ywee@symantec.com	hcorcos@symantec.com
Symantec Authorizes $2 Billion Share Repurchase Program
CUPERTINO, Calif. — June 14, 2007 — Symantec Corp. (Nasdaq: SYMC) today announced that its Board of Directors has approved a $2 billion share repurchase program. This open-ended program is effective immediately. Repurchases will be made in accordance with applicable securities laws in the open market or in private negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.
Symantec has completed the $1 billion share repurchase program announced in January 2007 — repurchasing 54 million shares at an average price $18.51. In the past two years, Symantec has repurchased nearly $7 billion of its shares.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information, and interactions by delivering software and services that address risks to security, availability, compliance and performance. Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
###
NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
Forward-Looking Statements
This press release contains statements regarding our planned share repurchase program, which may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to whether or not we will complete our share repurchase program during any particular time frame or at all and whether our cash and short term investments may be insufficient to fund our share repurchase program. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors section of our Form 10-K for the year ended March 30, 2007. We assume no obligation to update any forward-looking information contained in this press release.